Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-97079) and Form S-8 (No. 333-175563) of HomeFed Corporation of our report dated April 4, 2014 relating to the consolidated and combined financial statements of Brooklyn Renaissance Holding Company LLC and Affiliated Entities.

/s/ Friedman LLP

New York, New York
June 9, 2014